Exhibit 99.1

Global Payment Technologies, Inc. Announces Resignation of President/CEO
                 and Appointment of New President/CEO

    HAUPPAUGE N.Y.--(BUSINESS WIRE)--Nov. 8, 2005--Global Payment Technologies, Inc. (NASDAQ:GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage and vending industries, today announced the resignation of Mr. Thomas Oliveri as its Chief Executive Officer and President effective immediately. Mr. Oliveri will remain with the Company and assume the position of Chief Operating Officer and Executive Vice President.
    GPT also announced that Mr. Stephen Nevitt, who has been serving on the GPT Board of Directors since January of 2005 would become President/CEO of the Company. Mr. Nevitt has previously served as President/CEO of Serengeti Eyewear, Inc. and is currently active as a business consultant.
    Mr. Richard Gerzof, Chairman of GPT's Board of Directors, said, "The Board of GPT would like to express its thanks to Mr. Oliveri for his service to the Company as President/CEO. The Board has asked, and Mr. Oliveri has agreed, to continue with the Company in the capacity of Chief Operating Officer and Executive Vice President. We are excited at the prospect of Mr. Oliveri leading GPT's design and development of the next generation of its bill validators."
    Mr. Gerzof added, "Mr. Nevitt, our new President/CEO has over thirty years of global business experience. The Board of GPT believes the Company's current business requirements and its future growth will be a very good match for Mr. Nevitt's background and skills."

    About Global Payment Technologies, Inc.

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.

    CONTACT: Global Payment Technologies, Inc.
             Stephen Nevitt, 631-231-1177